Exhibit 10.8

LEASE AGREEMENT

THIS LEASE AGREEMENT made at Chennai on this 25th day of May 2010.

BY AND BETWEEN

M/s. Khivraj Tech Park Pvt. Ltd., having its Registered Office at #1, SIDCO Industrial Estate, Guindy, Chennai – 600 032 represented by its Authorized Signatory (“Lessor”) hereinafter referred to as the ‘LESSOR’ (which expression shall unless repugnant to the context or meaning thereof mean and include his successors-in-interest and title, permitted assigns or anyone claiming through or under him) of the ONE PART;

AND

M/s. Force10 Networks India Pvt. Ltd., having its Registered Office at 127/11 Wellington Plaza, 1st Floor, Anna Salai, Chennai—600 002 represented by its Authorized Signatory herein after termed as the “Lessee” (which expression shall unless it be repugnant to the context or the meaning thereof mean and include its successors-in-interest and title, permitted assigns or anyone claiming through or under them) of the OTHER PART;

Lessor and Lessee are hereinafter jointly referred to as the ‘Parties’ and individually as “Party”.

WHEREAS the Lessor and Lessee, in consideration of the rights, privileges, obligations and agreements contained in this Lease Agreement agree as follows:

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. LEASE AND DESCRIPTION OF THE PREMISES

The Lessee, being desirous of taking on lease the Premises (as defined below), for the purpose of carrying on its business operations, has approached the Lessor, and the Lessor has agreed to give on lease the Premises to the Lessee, on the terms and conditions agreed upon in this Lease Agreement.

A.

The Lessor is the owner of 42, 943 sq.ft. SBA of fully fitted office area consisting of the 7th and 8th Office floor in the block Fortius of Olympia Technology Park, situated at, Plot No. 1, SIDCO Industrial Estate, Guindy, Chennai – 600 032 along with 39 nos. of reserved car parking slots (at the rate of 1 car park for every 1,100 sq ft leased) at no additional cost, for the Lessee’s exclusive use (all of which are more particularly described in the Schedule `A’ hereunder written and are hereinafter referred to as the ‘Premises’).

2. LEASE TERM

A.	The lease will be for a period of Three (3) years commencing from 1st June 2010 to 31st May 2013. (“Lockin Period”).

B.	Both Parties agree not to terminate the lease during the Lock-In Period other than as may be specifically provided for in this Agreement.

3. RENT & INTEREST FREE REFUNDABLE SECURITY DEPOSIT

A.

The Lessee agrees and undertakes, to pay the rent at the rate of Rs.60/- (Rupees Sixty only) per sq.ft. per month calculated on the Super Built Up area of 42,943 sq. ft. of the premises which is Rs.25,76,580/- (Rupees Twenty Five Lakhs Seventy Six Thousand Five Hundred and Eighty only) with applicable service tax, monthly in advance to the Lessor on or before the 7th day of every month, subject to statutory deduction of tax at source.

B.

Subject to the Lessor handing over possession of the Premises fitted-out in accordance with the Lay-Out Plans (as defined below), the Lessee’s obligation to pay rent for the premises shall commence from 8th of June, 2010. The Lessor shall not however be responsible for any delay in handing over the possession of the Premises to the Lessee arising from any Change Request (as defined below) for the Lay-Out Plans initiated by the Lessee. .

C.	In the event of any delay in the payment of the monthly rent within 7 days of the due date as set out herein, the Lessee shall be liable to pay interest on such outstanding payment @ 18 % per annum calculated from the date when the payment is due to the date of payment.

D.	The Lessee has paid an amount equivalent to 9 months rent being INR 2,31,89,220 (Rupees Two Crores, Thirty One Lakhs, Eighty Nine Thousand Two Hundred Twenty Only) as interest free refundable security deposit (“Security Deposit”) to the Lessor on signing this agreement, the receipt of which the Lessor acknowledges.

E.	The Security Deposit shall be fixed for the Initial Term as well as any renewals of this lease and the LESSOR agrees not to demand any increase in this Security Deposit during the Initial Term or during any renewed term of this lease for upto a maximum of two (2) further terms of three (3) years each.

F.	The Security Deposit is refundable within fifteen (15) days from the Lessee handing over vacant possession of the Premises to the Lessor on expiry of the lease period or pursuant to a termination of the lease. The Lessor may adjust any arrears of monthly rent, arrears of maintenance charges or arrears of charges for electricity consumed by the Lessee at the Premises and any amounts agreed pursuant to clause 5F against the Security Deposit prior to refunding the same. If the Lessor fails to refund the Security Deposit within the 15 days of the Lessee vacating and handing over vacant possession of the premise along with the de bonding certificate from the customs & STPI, the Lessee will be entitled to thereon at the rate of 18% per annum from the date on which the payment was due till such time the Security Deposit is repaid to the Lessee interest.

4. FIT-OUT & INTERIORS

A.

The Lay-Out Plans are attached herewith as Annexure 1. The Lessor shall arrange, at its own cost, to fit-out the Premises in accordance with the Lay-Out Plans and subject to there being no delays from any Change Request (as defined below) initiated by the Lessee, handover possession of the Premises to the Lessee not later than forty-five (45) days from the date hereof which is not later than 30 th of June 2010.

B.	The Lessee shall be permitted to inspect the work undertaken by the Lessor for the conversion of the Premises in accordance with the Lay-Out Plans. If the Lessee wishes to make a change to the Lay-Out Plan it must give written notice to the Lessor describing the change required (“Change Request”). The Lessor shall, within two (2) working days of receipt of a Change Request from the Lessee, inform the Lessee in writing of the expected costs and delay (if any) in carrying out the requested changes to the Lay-Out Plan. Not later than two (2) working days of receiving the said estimate from the Lessor, the Lessee shall confirm, in writing, whether the Change Request (including the estimate of cost of the same) is confirmed or not. If the Change Request is confirmed by the Lessee, the Lay-Out Plan will be deemed amended in accordance therewith and the date for hand-over of possession adjusted for the expected delay, if any. The costs of executing any such change requested by the Lessee (subject to the same not exceeding the estimated cost accepted by the Lessee) shall be borne by the Lessee. If however the Lessee rejects the Change Request, the Lay-Out Plan will continue in force unchanged.

C.

On the date when the possession of the Premises is handed over to the Lessee), the Lessor covenants that the Premises shall be fully fitted and the interior changes shall be done as per the Lay-Out Plans and be ready for use and occupation by the Lessee. It is agreed that time is the essence of this covenant and any failure or delay in the same shall be a material breach of this Agreement. Notwithstanding anything contained in this Agreement, the lease and the obligation of the Lessee to pay rent, maintenance charges or any other payment pursuant hereto shall commence on 8th of June 2010 only if possession of the Premises (fitted out in accordance with the Lay-Out Plan) is handed over to the Lessee not later than 30th of June 2010 or a later date on account of any Change Request as provided for in clause C above. In the event of any delay in handing-over possession of the Premises in accordance with the terms of this Agreement, which delay is not caused by any Change Request initiated by the Lessee, the date of commencement of the lease and the commencement of the obligation to pay rent and other payments shall be postponed by the number of days of such delay.

D.	Prior to handing over the possession of the Premises, the Parties shall jointly undertake an inspection of the Premises to confirm that the interiors and fit outs have been done in accordance with the Lay-Out Plans. During this inspection the Parties shall jointly draw up and sign a list of the assets (Asset List) installed in the Premises by the Lessor. This signed Asset List shall be included as Annexure 2 to this Agreement. These assets shall be available for the Lessee’s use in the Premises but shall remain the property of the Lessor and shall be returned to the Lessor on the Lessee vacating the Premises.

E.	The Lessee shall ensure that there is routine maintenance executed for the upkeep and repair of all the assets as listed in the Asset List at Annexure 2, installed within the Premises throughout the term of this lease or any renewals thereof including periodical renewals of the annual maintenance contract with the maintenance agency. The Lessor shall arrange for routine maintain of the assets that are installed outside the Premises.

5. TERMINATION

A.	Neither Party shall terminate the lease of the Premises during the Lock-In Period other than for the following reasons:
(i)	For breach of a material term of this Agreement by the other Party, which breach is either not capable of remedy or is not remedied within sixty (60) days of written notice calling upon the Party in breach to remedy the breach.
(ii)	On the occurrence of an Event of Force Majeure (as defined in clause 13) that prevents the use of the Premises for the purposes for which the Premises has been leased for a continuous period of thirty (30) days. The right to terminate in the event of such an Event vests solely with the Lessee.

B.	In the event the lease of the Premises is renewed beyond the Lock-In Period, the right of the Parties to terminate the renewed lease agreement shall be as follows:
(i)	The Lessee may terminate the lease by providing Three (3) Months notice to the Lessor without assigning any reason for the same.
(ii)	The Lessee may forthwith terminate the lease for breach of a material term of the renewed lease agreement by the Lessor, which breach is either not capable of remedy or is not remedied within sixty (60) days of written notice calling upon the Lessor to remedy the breach.
(iii)	The Lessor may terminate the lease for any material breach by the Lessee, in which event the Lessor shall give notice of 2 months to the Lessee to remedy the breach within the notice period and should the Lessee not remedy the breach within the notice period, the Lessor will be entitled to terminate the lease on the expiry of the notice period.

C.	The Parties agree not to terminate the lease either during the Lock-In Period or any renewed term thereof other than as specifically agreed in this Agreement.

D.	The Lessee shall pay rent during the termination notice period in advance or may for any renewed Lease period, if any, at its option and advise the Lessor to adjust the same from the Security Deposit refundable to the Lessee on termination of the lease.

E.	In the event the Lessee terminates the lease during the Lock-In Period other than as provided in clause 5A, the Lessee shall be liable to pay the Lessor the residual rental for the unexpired period of the Lock-In Period. The Lessee may advise the Lessor to adjust any such amounts due from the Security Deposit.

F.	Atleast ten (10) days prior to the Lessee vacating the Premises, the Parties shall undertake a joint inspection of the Premises to identify any damage caused to the Premises by the Lessee which has not been repaired by the Lessee. In the event any such damage is noticed during the said inspection, prior to the Lessee vacating the Premises, the Lessee shall, at its option, either arrange to repair the same (at its own cost) or else the Parties may agree on the cost for repairing the said damage and the Lessor shall be entitled to adjust the amount so agreed from the Security Deposit. In the event the Parties are unable to agree on the existence of any such damage or the costs for repairing the same, the Parties shall jointly appoint a third party to assess the issues in dispute between them. The Parties shall take their best endeavour to get the decision from the third party prior to the Lessee vacating the Premises and shall be final and binding on both Parties. The charges for engagement of this third party shall be shared equally between the Parties.

6. MAINTENANCE & UTILITY CHARGES

A.	The Lessee shall maintain (i.e. routine day-to-day maintenance) the internal areas of the Premises at its own cost.

B.	During the period of the lease, the Lessee shall, over and above the rent herein reserved , also bear and pay the following expenses in respect of the Premises:

(i)	All charges for electricity consumed (excluding for the A/C) by the Lessee in the Premises and the proportionate charges for running the DG set for power backup for the interiors of the Premises shall be paid to the maintenance company in accordance with the individual meter reading. These power charges shall be calculated in accordance with the methodology elaborated in Annexure 3. It is understood by both Parties that the calculation elaborated in Annexure 3 is based on the current rates prescribed by the TNEB and the said rates are subject to revision by the TNEB or of its successors from time to time. The Lessee also understands that if the TNEB or any of its successors makes any demand for additional security deposit for the supply of power to the building, the same shall be shared pro rata between the then current occupants of the building, including the Lessee. Any such contribution which may be required to be made by the Lessee towards the security deposit shall be refunded to the Lessee by the Lessor along with the Security Deposit. . There shall not be any extra charges for using the Air-conditioning or any other services which is allotted for the Premises, in the night.

(ii)	Charges for electricity consumed as mentioned in 6c(i) above is not inclusive of the power consumed for the air conditioning of the Premises. The power consumed for the air-conditioning shall be metered separately and paid for in accordance with the separate agreement between the Parties on the sharing of savings on account of HVAC system installed to reduce the power consumption for all the occupants of the building.

C.	Access:

The Lessee shall have unlimited access to the ‘Leased premises’ 24 hours a day, all days of the week with full infrastructure and facilities including lifts, power, power back-up and Air-conditioning.

D.	Air-Conditioning:

The Lessor shall provide adequate air conditioning for 24 hours a day to the Premises as per the requirement of the Lessee to maintain 24 +/- 1 degree Centigrade temperature.

E.	Power:

The Lessor shall provide electricity power of 600KVA for the Premises as more particularly detailed in Annexure 1 to the Premises at no extra cost. The consumption charges for the Power shall be paid by the Lessee as agreed in clause 6C(i) and (ii) above.

F.	Power Back-up:

The Lessor shall provide uninterruptible power supply for 100% of the load required by the Lessee in the Premises (i.e.600 KVA) plus power required for the air conditioning, 24 hours a day on all days. In the event of any interruption in the regular power supply or any part thereof, the Lessor agrees that it will provide the Lessee with 100% power backup for the full load required by the Lessee using the DG sets.

The Lessee shall pay the Proportionate charges for running the DG set for power backup for the interiors of the Premises as agreed in clause 6.C.(i) above.

G.	Toilets:

The Lessor shall provide fully finished Toilets as per the Lessor’s standard specifications.

H.	Water & Sewage:

No connection Charge Payable by the Lessee for the Premises. The Lessor shall provide Water & Sewage Connection in accordance with applicable laws and shall provide running water continuously on all days and sewerage facilities for the Premises as per the National Building Code norms. No additional charges are payable for the water consumed by the Lessee in the Premises.

I.	Legal Fee and Registration of Lease:

Each Party to bear its own legal costs. The Stamp Duty & Registration Charges of the Lease Documentation as applicable shall be borne by the Lessee.

The Lessor will provide required assistance in the registration process.

J.	Signage:

The Lessee shall be entitled to exhibit signboards, displays and advertisements or any other logo on the designated places earmarked by the Lessor inside the Building in such suitable manner as per the signage rules of the facility. Further, such signboards outside the building shall also be exhibited only at such places earmarked by the Lessor.

7. THE LESSEE’S COVENANTS

The Lessee, to the extent that the obligations agreed upon under this Lease Agreement may continue throughout the term of the lease and any renewal thereof, covenants to the Lessor as follows:

i)	The Lessee shall use the said Premises only as an office, the Car Parking Spaces only for parking Light Motor Vehicles with the option of parking not more than 4 two wheelers per designated car park slot.

ii)	The Lessee shall at its own costs and charges with prior intimation to the Lessor install furniture, fixtures, fittings, electrical installations, equipment and all other conveniences as the Lessee may think fit for or in connection with the full use, occupation and enjoyment of the Premises without any structural alterations. Any proposed improvements on the Premises shall be given in writing to the Lessor in advance and after receiving consent of the same (which consent shall not be unreasonably withheld or delayed) the Lessee shall start the required works. On termination of this Agreement, if the Lessee opts to remove the same it shall do so at its own cost and expense. Provided however, that any damage caused to the Premises, while so removing the furniture shall be dealt with in accordance with clause 5F. The Lessee shall be entitled to remove all property of the Lessee from the Premises without any let or hindrance from the Lessor and the Lessor confirms that it shall not have any right of lien, charge, pledge or any retention right over any of the property of the Lessee notwithstanding any amount payable or allegedly payable by the Lessee to the Lessor for any reason whatsoever.

iii)	The Lessee shall not do or suffer to be done in the Premises any act, deed, matter or thing which may cause nuisance or annoyance to the Lessor or the other occupiers of the building.

iv)	The Lessee shall use the Premises with due care and caution and keep the same in good and tenantable condition (reasonable wear and tear excepted).

v)

The Lessee shall permit the Lessor or their duly authorised representative upon reasonable proper notice, and at a mutually agreed time, to enter the Premises at reasonable hours, for the purpose of inspection and/or carrying out any required repairs, in the Premises. It is agreed and acknowledged by the Lessor that such repairs/inspection (if necessitated), will be performed in such a manner so as not to cause any inconvenience or disturbance to the Lessee.

vi)	All day-to-day repairs/maintenance, such as replacement fused bulbs, leakage of taps, replacement of glass panes, except the exterior glass panes and all other minor repairs shall be undertaken by the Lessee at its own cost.

vii)	The Lessee shall use the Premises in a reasonable and prudent manner (subject to normal wear and tear), and any damage done to the Premises other than those caused by normal wear and tear and damage by fire, flood, earthquake or other Act of God, or riots, civil commotion or any cause beyond the reasonable control of the Lessee shall be dealt with in accordance with clause 5F.

viii)	The Lessee shall have the right to sub-lease the Premises to any group companies or affiliates or subsidiaries with written intimation to the Lessor. Third Party sub lease will not be permitted.

ix)	The Lessee shall abide by and perform all the rules and regulations and by-laws of the Building and all laws for the time being in force provided such rules and by-laws do not cause any undue disadvantage or hardship to the Lessee. The Lessee shall indemnify and keep indemnified the Lessor against all actions, proceedings, suits, claims, demands, losses, damages, costs, charges, and expenses incurred or suffered by them as a reason of any non-observance or non-performance of such rules and regulations by the Lessee.

x)	The Lessee shall be entitled to store all its goods, belongings, chattels, articles, (except inflammable articles or any other articles which are hazardous in nature and likely to cause damage to the building), in the Premises.

xi)	The Lessee shall pay maintenance charges as per the bills raised by the Maintenance Company appointed by the Lessor for the provision of maintenance services.

xii)	The Lessee shall indemnify, keep indemnified, defend and hold the Lessor harmless from and against any and all direct and actual claims, losses, damages arising out of or relating to any misrepresentation or breach of representation or warranty made by the Lessee under this clause 7.

8. THE LESSOR’S COVENANTS

The Lessor to the extent that these obligations agreed upon under this Lease Agreement may continue throughout the term of the Lease, and any renewal thereof, hereby covenants with the Lessee as follows:

i)

The Lessor shall, for and during the period of the lease and any renewed terms of this lease, bear and pay all existing and future property taxes, water taxes and other taxes and increases thereof which are now or may at any time hereafter during the period of the lease, be assessed, charged or imposed in respect of the Premises or any part thereof. Any taxes, levies etc arising out of usership of the premise shall be paid by the Lessee including but not limited to service tax, lease tax etc.

ii)	The Lessor shall be responsible for carrying out, at it’s cost, all structural repairs (including any leakages and seepages) to the Premises as well as the Fortius building as may be required. In the event the Lessor fails to carry out any such repairs as may be required, within 30 days the Lessee may to carry out such repairs. The Lessee on carrying out such repairs shall be entitled to either reimbursement of expenses incurred for such repairs or adjustments of the same towards the subsequent lease rent payable on producing the requisite vouchers of expenses.

iii)	The Lessor shall not do anything or omit or suffer to be done anything whereby the Lease agreed to be granted is prejudicially affected.

iv)	The Lessee shall be entitled to use and enjoy the common areas and facilities appurtenant to the Premises including the following:

a. Porch, Entrance Lobby and Common Passages;

b. Lifts/Pumps/Generators of the building.

c. Lift lobbies, staircase lobbies, terraces, stairs, basement, approach way to the building, circulation space including driveway surrounding the building

d. Any such utility space which the Lessee will share with the other occupants of the building.

The Lessee shall be authorized to enter any common utility space / building (e.g. generator room etc.) only with the escort of a representative of the maintenance company / the Lessor.

v)	The Lessor shall provide the required Wet riser, fire hydrant, sprinklers, Public announcement system and smoke detectors and all other safety equipment as per agreed specifications in the Common areas and within the Premises.

vi)	The Lessor shall provide common telecommunication services (Broadband / Leased lines etc) to the building at no extra cost to the Lessee. Charges for the telecommunication services consumed by the Lessee shall be paid by the Lessee

vii)	The Lessor shall provide fully finished Toilets within the Premises as per their standard specifications.

viii)	The Lessor shall provide the maintenance services as agreed between the Parties in the separate Maintenance Agreement executed between them. The provision of the said maintenance services in accordance with the separate Maintenance Agreement is a material term of this Agreement. The Maintenance Charge shall be charged based on open book basis and shall be subject to a quarterly reconciliation and an annual audit.

ix)	The Lessor shall facilitate in obtaining for the Lessee the benefits on the tariff concessions, which are applicable for the software parks (STPI) as applicable for the Premises subject to satisfactory documentation provided by the Lessee. The Lessor shall cooperate with the Lessee to avail of such benefits.

viii)	The Lessor shall abide by and perform all the rules and regulations and by-laws of the building, and all laws for the time being in force provided such rules and by-laws do not cause any undue disadvantage or hardship to the Lessee. The Lessor shall indemnify and keep indemnified the Lessee against all actions, proceedings, suits, claims, demands, losses, damages, costs, charges, and expenses incurred or suffered by them as a reason of any non-observance or non-performance of such rules and regulations by the Lessor.

x)	The Lessor hereby represents that it has good title and is the absolute owner of the Premises and no other person (except banks / financial institutions which may have certain charges on the Premises on account of loans extended for financing the development of the building) has or have any right, title and interest in the said Premises.

xi)	The Lessor hereby represents that it is entitled to use and permit the use of all the common amenities, facilities and utilities in the Fortius Building as contemplated herein and in the separate maintenance and power saving agreements signed between the parties.

xii)	The Lessor represents that it has the full right and unrestrained authority to enter into these presents and that the agreements (now or in future) with any banks / financial institutions for financing the development of the building do not place any restraint on the right of the Lessor to lease the Premises on the terms agreed herein.

xiii)	The Lessor represents that it shall not do, omit or suffer to be done anything whereby its right to hold and enjoy the Premises or lease the same in accordance with these presents is avoided, forfeited or extinguished including but not limited to anything required as per the terms of agreements between the Lessor and banks / financial institutions that may have a charge on the Premises from time to time. It is, however, agreed, by the Lessee, that, in the event of the Lessor being desirous of selling/ assigning/ alienating its rights in the Premises, the Lessor shall be entitled to do so provided that the Lessor has ensured that the prospective purchaser/assignee agrees in writing to be bound by the terms and conditions herein contained and specifically undertakes to refund the security deposit to the Lessee as agreed herein, and such sale shall not be to any investor not of good social standing. The Lessor shall ensure that the Premises are not sold piece-meal and will be sold only on a floor-wise basis.

xiv)	The Lessor represents and warrants that all necessary approvals, permissions registrations etc. required for the construction and occupation of the Premises have been duly obtained and that the entire Building including the Premises have been constructed strictly in accordance with the Planning Permit and approved Building Plans for the same and that it has obtained / applied for the necessary permissions / certificates under applicable laws to occupy and use it for commercial purposes and that the Lessor is not aware of any restraint, obstruction or legal impediment to the use and/or occupation of the Premises for the purposes for which it is leased.

xv)	The Lessor represents and warrants that, on the Lessee paying the rent hereby reserved and performing and observing its obligations hereunder, the Lessee shall be entitled to peaceably and quietly hold and enjoy the Premises during the period of lease without any eviction, disturbance or interruption by the Lessor or any person or persons claiming through or under the Lessor or otherwise howsoever.

xvi)	The Lessor represents that except for certain charges created in favour of banks / financial institutions that have financed the Lessor’s development of the building, the Premises is free from any kind of encumbrances, court orders or any mortgages, charges or lien which would affect the peaceful enjoyment thereof by the Lessee.

xvii)	The Lessor covenants that shall sign, without undue delay, , on such applications, no-objection certificates or any documents prescribed by any statute / government authority as may be required by the Lessee to obtain necessary statutory / governmental licenses, permissions etc. to carry out its business operations from the Premises.

xviii)	The Lessor shall indemnify, keep indemnified, defend and hold the Lessee harmless from and against any and all direct and actual claims, losses, damages (including associated legal expenses and reasonable re-location expenses) arising out of or relating to any misrepresentation or breach of representation or warranty made by the Lessor under this clause 8.

9. INSURANCE

The Lessor shall ensure that the Premises and the fit-outs are insured during the period of lease against structural damage, damage by fire, earthquake, riots and other risks at their own cost.

10. RENEWAL

The lease of the Premises may be renewed at the Lessee’s sole option for a further two (2) terms of Three (3) years each. The Lessee shall exercise this option of renewal, in writing, atleast three (3) months prior to the expiry of the then current term of the lease. In the event the Lessee exercises its option to renew the lease, the Parties agree that the Parties shall execute and register a fresh lease agreement for the renewed term on the same conditions as herein contained except for the lease rent which will be escalated by 12% of the last paid rent at the end of every three year lease term.

10. SCOPE OF AGREEMENT / LEGAL CONSTRUCTION

A.

This Lease Agreement cancels all other agreements, which the Parties may have previously entered into which related in any way to the Premises including the term sheet dated 12th March 2010 executed between the Parties and this Lease Agreement constitutes the entire understanding of the Parties. Oral discussions and representations made during the negotiation of this Lease shall not be construed to be terms of this Lease Agreement. Any changes, variation, or modification of the terms of this Lease shall not be valid unless made in writing and signed by both Parties hereto.

B	If any provision of this Lease Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect, by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with the applicable law, and in its modified form, such provision shall then be enforceable and enforced.

11. NOTICE

Any notice, claim correspondence or other documents relating to this Lease Agreement shall be in writing in the English language and shall be deemed to be duly given or made when delivered by registered post to the Party to which it is to be given or made at the following addresses:

If to Lessor, deliver to:

M/s. Khivraj Tech Park (P) Limited

Kind Attn: Mr. Ajit Kumar Chordia

‘Olympia Technology Park’ located at Plot No.1,

SIDCO Industrial Estate, Guindy,

Chennai – 600 032

Telehone No: 044 – 4356 3773

Fax : 044 – 4356 3289

If to Lessee, deliver to:

Force10 Networks Pvt Ltd

8th Office floor of the Fortius Block of Olympia Technology Park

Plot No. 1, SIDCO Industrial Estate, Guindy, Chennai – 600 032

Kind Attn: General Manager

With a copy to:

Vice President & General Counsel

Force10 Networks, Inc

350 Holger Way

San Jose, CA 95134 USA

The Parties may change their addresses and numbers for the purpose of giving notice by providing proper notice in accordance with the terms of this Article. Any notice shall be effective when received by the Party to which it is to be given or by the office of the Party to which it is sent.

12. MISCELLANEOUS

A.	The terms of this lease shall be construed in accordance with the laws of India

B.	This Lease Agreement is executed in two (2) counterparts in the English language each of which shall be deemed to constitute an original but all of such counterparts shall together constitute one and the same instrument. The Lessee shall retain one set and the Lessor shall retain the second set.

C.	LESSEE shall always observe and perform all the terms and conditions, covenants and provisions as contained in this Lease Agreement and shall not do, omit or suffer to be done any thing whereby the right of the LESSOR to the Premises is violated or forfeited or jeopardized or extinguished and LESSEE shall always indemnify and keep indemnified the LESSOR against any such loss or damage suffered by LESSOR by reason of any act or deed or omission of LESSEE.

D.	The LESSEE shall not store or deal in any goods in the leased portion which are hazardous in nature and not permissible in law except the UPS, Other equipments, Batteries, Diesel and others as essential to run LESSEE’s Business Operations.

E.	Any controversy or claim arising out of or relating to this LEASE DEED, or any breach or alleged breach thereof, shall be finally settled by arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996. The LESSEE shall be entitled to appoint one arbitrator and LESSOR shall be entitled to appoint one arbitrator and that those two arbitrators shall nominate a third arbitrator. The arbitration proceedings shall be held in Chennai. The Courts in Chennai shall alone have jurisdiction with respect to all matters arising out of this LEASE DEED.

F.	The headings under in this Lease Agreement are for convenience only and do not constitute matters to be construed in interpreting this Lease Agreement.

G.	This Lease Agreement may not be amended or otherwise altered except pursuant to an instrument in writing signed by each of the Parties hereto. This Lease Agreement shall be binding upon and inure to the benefit of the respective successors, legal representatives and permitted assigns of the Parties, provided that no Party shall assign any of its rights or delegate any obligations hereunder without the prior written consent of the other, and any attempted assignment or delegation without consent shall be null and void.

H.	Subject to the terms and conditions of this Lease Agreement, each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to fulfill its obligations under this Lease Agreement.

I.	Jurisdiction: This Contract shall be governed, construed and enforced in accordance with the laws of India and the courts in Chennai shall have jurisdiction with respect to all matters and disputes arising out of or relating to this Contract.

J.	The failure of either Party to enforce at any time or for any period of time any provision hereof shall not be construed to be a waiver of any provision or of the right therefore to enforce any/or each and every provision of the Agreement.

K.	The Parties agree that time is the essence in the performance of each of the Parties obligations under this Lease Agreement.

13. FORCE MAJEURE:

If performance of this Agreement is prevented, restricted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, epidemic, quarantine, acts of government (including state or local government) acting in their sovereign capacity, labor difficulties (including strikes, slowdowns, picketing or boycotts), or any other circumstances beyond the reasonable control of a Party and not involving any fault, misconduct or negligence of the Party affected (“Event of Force Majeure”), the Party affected, upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis during the continuance of such Event of Force Majeure provided, however, that the Party so affected shall use its best reasonable efforts to avoid or remove such causes of non-performance and both Parties shall proceed immediately with the performance of their obligations under this Agreement whenever such causes are removed or avoided, or such causes otherwise cease. If the Event of Force Majeure makes the use of the Premises or any substantial part thereof for the business operations of the Lessee unfeasible for a continuous period of over thirty (30) then in that event the Lessee shall be entitled to terminate this Lease Agreement forthwith at its option. If however the Lessee opts to continue this lease, the Lessor shall at its own cost restore the Premises to the condition in which it existed prior to the said destruction or damage. It is agreed between the Parties that the Lessee shall not be liable to pay the rent or any other charges payable pursuant to this Agreement for the period when the Premises is unfit for its use.

THE SCHEDULE ‘A’

(LEASED PREMISES)

Office space on the 7th and 8th Office floor of the Fortius Block of Olympia Technology Park located at Plot No. 1, SIDCO Industrial Estate, Guindy, Chennai – 600 032 (more particularly described in Schedule B) having a total super built up area of 42,943 sq ft along with the exclusive right of use of 39 designated car parking slots at 1 car park for every 1,100 sq ft leased free of cost

SCHEDULE B

Land Details

Property bearing plot no. 1 (SP) SIDCO Industrial Estate, Guindy, Chennai-600 032 comprised in Town Survey Numbers: 41 (part), 42/2 (formerly 42 (part)), 43/2 (formerly 43 (part)), 44/2 (formerly 44 (part)), 118/2 (formerly 45 (part)), 46 (formerly 46 (part)), 47/2 (formerly 47 (part)), 48/2 (formerly 48 (part)), 119 (formerly 49 (part)), 50/2 (formerly 50 (part)), 51/2 (formerly 51 (part)), 52/4 (formerly 52 (part)), 53/3 (formerly 53 (part)), 54/3 (formerly 54 (part)), 55/3 (formerly 55 (part)), 56/2 (formerly 56 (part)), 7/2 (formerly 7 (part)), 8/2 (formerly 8 (part)) and 9/2 (formerly 9 (part)) of Block V. within Registration District of Chennai South and Sub-Registration District of Alandur, Mambalam-Guindy Taluk, Chennai District, measuring an extent of 8 acres 29 cents or thereabouts situated within the registration district of Chennai South and sub-registration district of Alandur.

Boundaries:

North by : Land comprised of S. Nos. 153,154,155, Ekkaduthangal Village

Extended area and Ganapathy Colony 1st Street

South by: 80 ft. road, SIDCO Road

East by : 120 ft. Jawaharlal Nehru Road

West by : 60 ft. Poomagal Road

IN WITNESS WHEREOF THE PARTIES hereto have executed this Lease Agreement on the day, month and year first above written.

For Force10 Networks India Pvt. Ltd.

(Authorized Signatory)

Name: Date:

For Khivraj Tech Park (P) Ltd.

(Authorized Signatory)

Name: Date:

Witnesses:

1.

2.

ANNEXURE 1

LAY-OUT PLAN

LIST OF INTERNAL WORKS FOR FORCE 10:

Electrical:

•	600 KVA Power should be available at all times (both main and backup power) .
•	Available APC UPS (3 * 80KVA) should be tested and should be in working condition.
•	Cooling duct needs to be extended to the newly created UPS room
•	Separate space for earth points to be identified for Force10 for its lab and datacenter needs.
•	Power cables will be terminated to Engineering lab from Electrical Room for PACs
•	Power cables will be terminated to Datacenter from Electrical Room for PACs
•	Power cables will be terminated from UPS room to Datacenter
•	Power cables will be terminated from newly created UPS room to Engineering Lab.

Lab Area:

•	Engineering Lab should be created as in the layout given( Approximately 3500 Sq.ft)
•	Power cabling with appropriate DBs should be done from Electrical room to the new UPS room.
•	Addressable Fire alarms and detectors should be installed in the lab in both above false ceiling and below false ceiling and all sprinkler devices should be removed from the lab area.
•	Lab walls should be fire rated solid walls (2 adjacent sides facing reception) and the other 2 sides can be solid/gypsum/glass
•	10 Data uplink ports (CAT 6 UTP) between datacenter and lab should be tested and test reports provided.
•	Access control system for both lab doors should be provided and should be deactivated automatically in case of fire and other emergencies
•	Lighting from UPS power at few places inside the lab
•	Raw power sockets (15A) to be provided at few points in the lab for plugging in devices like vacuum cleaners , power drills etc.

Datacenter Area:

•	Datacenter should be created as in the layout given( Approximately 1000 Sq Ft)
•	Power cabling termination with appropriate DBs should be done from Electrical room to the UPS rooms.
•	Power cabling should be done on the datacenter along with the shifting of the DBs.
•	Fire alarms and detectors should be installed and any sprinkler system needs to be removed.
•	Datacenter walls should be fire rated solid walls so that electrical DB units can be fitted and AC units can be installed.
•	Power cabling should be separate for datacenter and isolated from workstation and other loads.
•	Emerson AC units need to be removed.
•	Access control for the door needs to be installed.
•	All dataports (UTP ports) terminating into the datacenter needs to be tested and test reports (all 4 pairs of the CAT 6 UTP cable)

Workstation Area:

•	All Workstations should be of minimum 5 ft x 5ft
•	All workstations should have 2 dataports (CAT 6 UTP) and should be terminated into the datacenter and tested.
•	All workstations should have 2 UPS power socket and 1 Raw power socket for 2 work stations
•	Data ports and power sockets needs to be done near the entrance (security desk) and reception area.

Admin:

•	Need to have 2 sets of keys for the drawers
•	Chairs will be repaired and shampoo washed.
•	External food/caterer needs to be allowed.
•	All fire/smoke detectors should be addressable and should be tested.
•	Whiteboards should be put up in all Conference rooms and pin up boards in all workstations.
•	Emergency lights in corridor, pathways, steps and parking area
•	Carpets should be shampoo washed and replaced wherever necessary.
•	Ensure that the Access control system is working and adequate number of access Access control and Access cards
•	Sign boards leading to emergency exits and other pathways
•	Softcopy of the layout with cubes should be provided.
•	Fire escape route and signs posted at key locations for easy exit of employees in case of emergency. Identify assembly point for Force10 employees in the building.
•	Running water should be available 24 hrs
•	Access control system and Access cards at 1 for every 150 sqft of leased space would be provided.
•	New Tables, stackable chairs to be provided in the cafeteria.
•	Pest control services should have to be done.

ANNEXURE 2

LIST OF ASSETS

•	Works Stations of 5x5 size with chairs with soft boards with necessary power & Data points – 297 nos
•	Meeting Rooms with white boards, chairs and Data/Voice points – 6 nos
•	Cabins with white boards, chairs and Data/ Voice points – 8 nos
•	Conference rooms – 3 nos
•	Datacenter of 1000 sq ft – 1 nos
•	Lab Area of 3400 sq ft – 1 nos
•	Cafeteria with chairs and tables of 2000 sq ft – 1 nos
•	Furnished Toilets
•	AHU & Electrical Rooms with necessary panels
•	Internal Fire Detection and Protection
•	3 nos of 80 kva UPS

The list of Assets would be verified and amended accordingly during the final handover to Force 10 team.

ANNEXURE 3

Power Charges – Methodology for Calculation

Objective:	Transparent billing procedures for all utilities.

Utilities Details:
a) Electricity
b) Air-conditioning

a) Electricity

The electricity charges consists of two major components namely

- Fixed Demand (KVA) Charges

- Variable energy (Kwh) Charges

Fixed Charges:

Rate:

Fixed demand will be charged at the prevailing Tamilnadu Electricity Boards (TNEB) rate of Rs.300 / KVA / Month.

Apportion Basis:

As detailed in Clause-2 of base building specifications, each occupant is allotted KVA Demand at 1.25 KVA per 100 sft of chargeable area.

The monthly “Sanctioned Demand Charges” as billed by TNEB will apportioned on the bases of allotted KVA demand as detailed above in clause -2 of base building specifications.

Sample Calculations:

Occupant-A Chargeable area	: A sft.
Occupant-B Chargeable area	: B sft.
Occupant-C Chargeable area	: C sft.

Total Chargeable area	: A+B+C sft.

Monthly Demand Charges	: Rs. X as billed by TNEB
Monthly Interest on development	: Rs. Y
Deposit made to TNEB
Total Demand Charges	:Rs. (X + Y)

Demand Charges of Occupant A	: Rs. (X+Y)* A sft. / (A+B+C) sft
Demand Charges of Occupant B	: Rs. (X+Y)* B sft. / (A+B+C) sft
Demand Charges of Occupant C	: Rs. (X+Y)* C sft. / (A+B+C) sft
Total Demand Charges collected	: Rs. (X+Y)

Variable energy (Kwh) Charges

Rate:

Basis of calculation for energy charges

Total TNEB Bill (Energy + Demand Charges)	Rs.Z1
Total Demand Charges	Rs.X
Cost of Diesel + Lub Oil for standby DG’s	Rs.Z2
Net Energy (Kwh) Charges	Rs.(Z1+Z2-X)

Basis of calculation for energy (Kwh)

Total TNEB billed Energy (Kwh Units)	: EB KWh

Occupant A Energy (sum of all occupant A energy meters)	: a Kwh
Occupant B Energy (sum of all occupant B energy meters)	: b Kwh
Occupant C Energy (sum of all occupant C energy meters)	: c Kwh
Chiller Energy (sum of all chiller energy meters)	: d Kwh

Total Energy (except for common area)	: (a+b+c+d) Kwh
Total Energy except for common area including 4% Transmission losses	: (a+b+c+d)* 1.04 Kwh.

Common Area Energy	(EB KWh - (a+b+c+d)* 1.04 Kwh) : e Kwh.

Occupant A energy bill	: Rs. (Z1+Z2-X)* a KWh/ (a+b+c+d+e)*1.04 KWh
Occupant B energy bill	: Rs. (Z1+Z2-X)* b KWh/ (a+b+c+d+e)*1.04KWh
Occupant C energy bill	: Rs. (Z1+Z2-X)* c KWh/ (a+b+c+d+e) *1.04KWh
Common Area energy bill to be paid by developer from O&M charges	: Rs. (Z1+Z2-X)* e KWh/ (a+b+c+d+e)* 1.04 KWh

AC Btu charges calculations

Total Btu Charges	: Rs. (ZI+Z2 - X)* d KWh/ (a+b+c+d-1 e) KWh
Btu Generated by Chillers	: BT Btu
Unit Btu rate (xx Rs. / Btu)	: {Rs. (Z1+Z2 -X)* d KWh/ (a+b+c+d+e) KWh}/ BT Btu,:
Occupant A Btu	: B1 Btu
Occupant B Btu	: B2 Btu
Occupant C Btu	: B3 Btu
Common Area Btu	: {BT-(B1+B2+B3)*1,02} Btu.

Occupant A AC Charges	: Rs. xx*B1

Occupant B AC Charges	: Rs. xx*B2
Occupant C AC Charges	: Rs. xx*B3
Common Area AC Charges by developer from O&M charges	: Rs. xx*{BT-(B1+B2+B3)}

Note: The demand and KWh rates are based on prevailing TNEB rates. For billing purpose, the rates prevailing on the date of invoice shall be applicable.